GREENSHIFT CORPORATION
                           One Penn Plaza, Suite 1612
                               New York, NY 10119




                                                     August 11, 2009

Via EDGAR
Rufus Decker
Division of Corporation Finance
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

         Re: Form 10-KSB for the fiscal year ended December 31, 2008 Form 10-Q for the period ended March 31, 2009
                File No. 000-50469

Dear Mr. Decker:

     I am writing in response to your letter dated June 30, 2009. We are currently analyzing the Staff's comments and preparing full responses. We will require additional time, however. Our complete response to the comments will be filed on EDGAR on or before August 31, 2009.

                                 Sincerely,

                                 /s/ Edward Carroll
                                 ---------------------
                                     Edward Carroll